EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedules of Vornado Realty L.P., and the effectiveness of Vornado Realty L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vornado Realty L.P. for the year ended December 31, 2008:

Vornado Realty Trust and Vornado Realty L.P. (Joint Registration Statements):

Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3

Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3

Registration Statement No. 333-108138 on Form S-3

Registration Statement No. 333-122306 on Form S-3

Registration Statement No. 333-138367 on Form S-3

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 10, 2009